Exhibit 99.5

ZEROLIMIT TECHNOLOGY HOLDING CO. LTD.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

1.   Members. The Board of Directors of Zerolimit Technology Holding Co. Ltd. (the “Company”) appoints a Nominating and Corporate Governance Committee of at least three members and designates one member as chairperson.

2.  Purpose, Duties and Responsibilities. The purpose, duties and responsibilities of the Nominating and Corporate Governance Committee are to engage in succession planning for the Board; identify individuals qualified to become Board members (consistent with criteria approved by the Board); recommend to the Board the Company’s director candidates for election at the annual meeting of shareholders; develop and recommend to the Board a set of corporate governance principles; and perform a leadership role in shaping the Company’s corporate governance. Among its specific duties and responsibilities, the Nominating and Corporate Governance Committee will:

(a)	Periodically review, and recommend to the Board, the skills, experience, characteristics and other criteria for identifying and evaluating directors.

(b)	Annually evaluate the composition of the Board to assess whether the skills, experience, characteristics and other criteria established by the Board are currently represented on the Board as a whole and in individual directors, and to assess the criteria that may be needed in the future.

(c)	Identify, review the qualifications of, and recruit new candidates for election to the Board.

(d)	As part of the search process for each new director, include women and minorities in the pool of candidates (and instruct any search firm the Committee engages to do so), and interview at least one woman and one minority candidate.

(e)	Assess the qualifications, contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board.

(f)	Discuss succession planning for the Board and key leadership roles on the Board and its committees;

(g)	Establish procedures for the consideration of Board candidates recommended for the Committee’s consideration by the Company’s stockholders.

(h)	Recommend to the Board the Company’s candidates for election or reelection to the Board at each annual stockholders’ meeting.

(i)	Recommend to the Board candidates to be elected by the Board as necessary to fill vacancies and newly created directorships.

(j)	Develop and recommend to the Board a set of corporate governance principles, and annually review these principles and recommend changes to the Board as appropriate.

(k)	Annually review the Board’s leadership structure and recommend changes to the Board as appropriate.

(l)	Make recommendations to the Board concerning the size, structure, composition and functioning of the Board and its committees.

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(m)	Recommend committee members and chairpersons to the Board for appointment and consider periodically rotating directors among the committees.

(n)	Review directorships at other for-profit organizations offered to directors and senior officers of the Company.

(o)	Review and assess the channels through which the Board receives information, and the quality and timeliness of information received.

(p)	Establish and periodically review policies and procedures for the review, approval and ratification of related person transactions, as defined in applicable Securities and Exchange Commission rules, and review related person transactions.

(q)	Annually review the form and amount of compensation of directors for service on the Board and its committees and recommend changes in compensation to the Board as appropriate.

(r)	At least annually, assess whether the work of compensation consultants involved in determining or recommending director compensation has raised any conflict of interest that is required to be disclosed in the Company’s annual report and proxy statement (if a proxy statement is required).

(s)	Oversee succession planning for positions held by senior executive officers, and review succession planning and management development at least annually with the Board, including recommendations and evaluations of potential successors to fill these positions.

(t)	Oversee the orientation process for new directors and ongoing education for directors.

(u)	Oversee the evaluation of the Board and its committees as well as executive officers.

(v)	Oversee the Company’s stockholder engagement program, and make recommendations to the Board regarding its involvement in stockholder engagement.

(w)	Oversee and make recommendations to the Board regarding sustainability matters relevant to the Company’s business, including Company policies, activities and opportunities.

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(x)	Review and make recommendations to the Board regarding the Company’s political contributions and lobbying activities and the Company’s policies and practices regarding political contributions and lobbying activities.

(y)	Annually evaluate the performance of the Nominating and Corporate Governance Committee and the adequacy of the Committee’s charter and recommend changes to the Board as appropriate.

3.	Subcommittees. The Nominating and Corporate Governance Committee may delegate its duties and responsibilities to one or more subcommittees as it determines appropriate.

4.  Outside advisers. The Nominating and Corporate Governance Committee will have the authority to retain such outside counsel, experts, and other advisers as it determines appropriate to assist it in the full performance of its functions, including any search firm used to identify director candidates, and to approve the fees and other retention terms of any advisers retained by the Committee.

5.   Meetings. The Nominating and Corporate Governance Committee will meet as often as may be deemed necessary or appropriate, in its judgment, and at such times and places as the Committee or its chairperson determines. The majority of the members of the Nominating and Corporate Governance Committee constitutes a quorum. The Nominating and Corporate Governance Committee will report regularly to the full Board with respect to its activities.

Adopted: ________________________

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